Exhibit 4.9

DUKE CAPITAL CORPORATION

TO

THE CHASE MANHATTAN BANK

Trustee

Eighth Supplemental Indenture

Dated as of February 18, 2004

$875,000,000

4.302% Senior Notes due 2006

TABLE OF CONTENTS1

[1]	This Table of Contents does not constitute part of the Indenture or have any bearing upon the interpretation of any of its terms and provisions.

THIS EIGHTH SUPPLEMENTAL INDENTURE is made as of the 18th day of February 2004, by and between DUKE CAPITAL CORPORATION, a Delaware corporation, having its principal office at 526 South Church Street, Charlotte, North Carolina 28202 (the “Corporation”), and JPMORGAN CHASE BANK (formerly known as The Chase Manhattan Bank), a New York banking corporation, as Trustee (herein called the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Corporation has heretofore entered into a Senior Indenture, dated as of April 1, 1998 with The Chase Manhattan Bank, as Trustee, which Senior Indenture was supplemented by a Third Supplemental Indenture, dated as of March 19, 2001 (the “Original Indenture”);

WHEREAS, Section 901(2) of the Original Indenture is incorporated herein by this reference and the Original Indenture, as amended and supplemented to the date hereof, including by this Eighth Supplemental Indenture, is herein called the “Indenture”;

WHEREAS, the Corporation has heretofore issued in accordance with the provisions of the Original Indenture, and now has outstanding, its 5.87% Senior Notes due 2006 (the “2006 Notes”) in the aggregate principal amount of $875,000,000;

WHEREAS, the Original Indenture provides that the Corporation may enter into a supplemental indenture to add to the covenants of the Corporation for the benefit of the Holders of the 2006 Notes or to surrender any right or power conferred upon the Corporation by the Indenture upon the satisfaction of certain conditions provided in the Original Indenture;

WHEREAS, the Corporation desires to enter into this Eighth Supplemental Indenture for the benefit of the Holders of the 2006 Notes without the consent of any Holders of the 2006 Notes pursuant to Section 901(2) of the Original Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Eighth Supplemental Indenture and to make it a valid and binding obligation of the Corporation have been done or performed.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

4.302% SENIOR NOTES DUE 2006

Section 1.01 The 2006 Notes.

The series of Securities designated as the Corporation’s 5.87% Senior Notes due 2006 will now be designated as the Corporation’s 4.302% Senior Notes due 2006.

Section 1.02 Interest Rate.

In connection with the remarketing of the 2006 Notes, the interest rate on the 2006 Notes is hereby reset to 4.302% (the “Reset Rate”).

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Section 1.03 Definitions.

The following defined terms shall have the meanings specified below.

“Redemption Amount” means, for each 2006 Note, the product of (i) the principal amount of such 2006 Note and (ii) a fraction whose numerator is the applicable Treasury Portfolio Purchase Price and whose denominator is the applicable Tax Event Redemption Principal Amount.

“Tax Event Redemption Principal Amount” shall have the meaning set forth in the Purchase Contract Agreement.

“Treasury Portfolio Purchase Price” shall have the meaning set forth in clause (2)(b) of the definition of that term appearing in the Purchase Contract Agreement.

Section 1.04 Amendment to Definition.

The definition of the term “Redemption Price” as used in the Third Supplemental Indenture dated as of March 19, 2001, shall be amended to read as follows:

“Redemption Price” means, the redemption price per 2006 Note equal to the Redemption Amount plus any accrued and unpaid interest on such 2006 Note to the date of redemption; however, the Redemption Amount for each 2006 Note shall not be less than the principal amount of such 2006 Note.

Section 1.05 Redemption Amount.

Notwithstanding anything to the contrary in the Indenture, the Redemption Amount for each 2006 Note shall not be less than the principal amount of such 2006 Note. In addition, the following sentence shall be added as the second sentence to the second paragraph on the Form of Reverse of 2006 Note:

“The Redemption Amount for each 2006 Note shall not be less than the principal amount of such 2006 Note.”

ARTICLE 2

MISCELLANEOUS PROVISIONS

Section 2.01 Recitals by Corporation.

The recitals in this Eighth Supplemental Indenture are made by the Corporation only and not by the Trustee, and all of the provisions contained in the Original Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the 2006 Notes and this Eighth Supplemental Indenture as fully and with like effect as if set forth herein full.

Section 2.02 Ratification and Incorporation of Original Indenture.

As supplemented hereby, the Original Indenture is in all respects ratified and confirmed, and the Original Indenture and this Eighth Supplemental Indenture shall be read, taken and construed as one and the same instrument.

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Section 2.03 Executed in Counterparts.

This Eighth Supplemental Indenture may be executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

Section 2.04 Definitions Incorporated.

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Original Indenture.

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IN WITNESS WHEREOF, each party hereto has caused this instrument to be signed in its name and behalf by its duly authorized officers, all as of the day and year first above written.

DUKE CAPITAL CORPORATION

By:	/s/ Myron L. Caldwell
Myron L. Caldwell Vice President and Treasurer

Attest:

/s/ Robert T. Lucas III

Robert T. Lucas III, Assistant Secretary

JPMORGAN CHASE BANK, as Trustee

By:	/s/ Carol Ng
Carol Ng Vice President

Attest:

/s/ Rosa Ciaccia

Rosa Ciaccia, Trust Officer

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